Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder of Allianz Life Insurance Company of North America

We consent to the use of our report, dated March 29, 2017 on the consolidated balance sheets of Allianz Life Insurance Company of North America and subsidiaries as of December 31, 2016 and 2015 and the related consolidated statements of operations, stockholder's equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated by reference herein and to the references to our firm under the heading "Experts" in the Statement of Additional Information.
/s/ KPMG LLP
Minneapolis, Minnesota
 April 21, 2017

Consent of Independent Registered Public Accounting Firm
The Board of Directors of Allianz Life Insurance Company of North America and Contract Owners of Allianz Life Variable Account B:

We consent to the use of our report, dated March 24, 2017 on the statements of assets and liabilities of the sub-accounts of Allianz Life Variable Account B as of December 31, 2016, and the related statements of operations for the year or period then ended, the statements of changes in net assets for each of the years or periods in the two-year period then ended, and the financial highlights for each of the years or periods in the five-year period then ended, incorporated by reference herein and to the references to our firm under the heading "Experts" in the Statement of Additional Information.
/s/ KPMG LLP
Minneapolis, MN
 April 21, 2017